Exhibit 10.17

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into by and between KaloBios Pharmaceuticals, Inc. (“KaloBios”), with offices at 3427 Hillview Ave, Suite 200, Palo Alto, CA, and Novartis International Pharmaceutical Ltd. (“NIP”), having its principal place of business at Hamilton, Bermuda, on March 16, 2007 (“Effective Date”). NIP and its Affiliates shall be collectively referred to as “Novartis”. Accordingly, the Parties agree as follows:

1. Definitions.

1.1 An “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control” or “controlled” means ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, NIP and the Novartis Institute for Functional Genomics, Inc., dba the Genomics Institute of the Novartis Research Foundation (“GNF”) are each considered Affiliates of the other. NIP shall be liable to KaloBios for all acts and omissions of its Affiliates as if performed by NIP under this Agreement.

1.2 “Collaboration Agreement” shall mean the Collaboration Agreement entered into by and among KaloBios, Novartis Pharma AG, and GNF on May 19, 2006 (as amended).

1.3 “Completion Standard” shall mean the set of quantitative criteria, agreed upon by scientists from NIP or its designated Affiliate and KaloBios in good faith, which represent reasonable metrics by which to evaluate NIP’s capability to successfully develop a Humaneered Antibody independent of KaloBios and to define the achievement of the Full Technology Transfer (as defined in Section 3.3). The Completion Standard shall be deemed satisfied when NIP or its designated Affiliate has developed a Humaneered Antibody that has a binding affinity of at least 50% of that of the parent murine antibody from which the Humaneered Antibody was developed.

1.4 “Control” shall mean the legal authority or right of a Party to grant a license or sublicense of intellectual property rights to another Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

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1.5 “Humaneering Technology” shall mean inventions (whether or not patentable), processes, formulas, technology, reagents, protocols and know-how as set out in Exhibit A (as well as other such items that are not listed in Exhibit A but are used by KaloBios as of the Effective Date and are necessary to create such engineered antibodies), Controlled or used by KaloBios as of the Effective Date comprising the method for creating engineered antibodies from Starting Antibodies. However, “Humaneering Technology” shall not include any commercially available equipment, reagents or other materials.

1.6 “Humaneered Antibody” shall mean (i) an engineered immunoglobulin protein or (ii) a fragment thereof less than the full-length antibody form (including, without limitation, Fv, Fab, and F(ab’)2, single-chain antibody, or other moiety which, in each case, includes at least one CDR (or fragment thereof) and is capable of immunospecific binding); the development and manufacture of which incorporated Humaneering Technology.

1.7 “Novartis” shall mean NIP and its Affiliates, collectively (except as otherwise set forth in this Agreement).

1.8 “Parties” shall mean KaloBios and NIP, and each individually shall be a “Party.”

1.9 “Patents” shall mean any issued patent(s) and pending patent applications in any country, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions and supplementary patent certificates thereof.

1.10 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.11 “Proprietary Information” shall mean information relating to the disclosing Party’s business, including, without limitation, technical drawings, know-how, formulas, chemical and biological compositions, processes, ideas, and other technical, business, financial, customer and product development plans, forecasts, strategies and information. Notwithstanding the foregoing, nothing will be considered “Proprietary Information” unless either (a) it is or was disclosed in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like or (b) it is or was disclosed in non-tangible form and identified as confidential at the time of disclosure, except that the Humaneering Technology shall be considered KaloBios’ Proprietary Information whether or not marked or identified as such.

1.12 “Proprietary Rights” shall mean patent rights, copyrights, trade secret rights and all other intellectual property rights. Proprietary Rights shall include rights in KaloBios’ proprietary human antibody libraries, targets and technology, as described in Exhibit A, including without limitation information, know-how, methods and processes relevant thereto, and all intellectual property rights related to any of the foregoing, as of the Effective Date or during the Term of this Agreement, including without limitation any Patents controlled by KaloBios which are necessary and would be otherwise infringed to make, have made, use, sell, export and import a Humaneered Antibody. Such Patents include, for example, those patents and patent applications listed on Exhibit B.

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1.13 “Starting Antibody” shall mean (i) an immunoglobulin protein or (ii) a fragment thereof less than the full-length antibody form (including, without limitation, Fv, Fab, and F(ab’)2, single-chain antibody, or other moiety which, in each case, includes at least one CDR (or fragment thereof) and is capable of immunospecific binding).

1.14 “Third Party” shall mean any Person other than a Party and its Affiliates.

1.15 “Transfer Plan” shall mean a plan to achieve the Completion Standard.

2. License; Restrictions.

2.1 Subject to all the terms and limitations of this Agreement (including, without limitation, the Target Exclusion defined below), KaloBios hereby grants Novartis a perpetual, worldwide, non-exclusive, non-sublicensable, non-transferable, royalty-free license under its Proprietary Rights in Humaneering Technology, solely to: (i) use Humaneering Technology for Novartis’ internal research and development purposes; provided, however, that no V-segment libraries, Vheavy expression vectors, Vkappa expression vectors, or Vlambda expression vectors provided to Novartis by KaloBios may be possessed by or reside at, nor may any other Humaneering Technology be practiced by, any Person that is not an Affiliate of NIP as of the Effective Date (and the foregoing shall not be licensed activity under this Section 2.1); and (ii) make, have made, use, sell, offer to sell and import Humaneered Antibodies developed by Novartis.

2.2 KaloBios grants no license, by implication or otherwise, except for the license expressly set forth in Section 2.1. Neither NIP nor its Affiliates shall (nor shall any of them enable or permit any Third Party to) directly or indirectly use or otherwise exploit any Humaneering Technology under a “fee-for-service” type of arrangement (as that term is understood in the industry) for the benefit of any Third Party (excluding commercial, collaborative or other similar arrangements with a Third Party).

2.3 As a material inducement for KaloBios to enter into this Agreement:

(a) For the period beginning on the Effective Date and ending on the date five years from KaloBios’ receipt of all amounts due under Section 6 below, neither NIP nor its Affiliates shall (nor shall any of them enable or permit any Third Party to) use Humaneering Technology or KaloBios Proprietary Information to directly or indirectly research, develop or manufacture (or prepare to do so) any Humaneered Antibody against any of the targets set forth in Exhibit C, which are presently in KaloBios’ product pipeline (the “Target Exclusion”); and

(b) For the period beginning on the Effective Date and ending on the date two years from KaloBios’ receipt of all amounts due under Section 6 below, neither NIP nor its Affiliates shall (nor shall any of them enable or permit any Third Party to) develop or commercialize a Humaneered Antibody against a target of a Pre-Existing Project or a Committed Project (as those terms are defined in the Collaboration Agreement) unless the milestone payments and royalties for that Target are paid as set forth in Sections 6.4 and 6.5 of the Collaboration Agreement or Novartis has exercised the Buy-Out Option set forth in Section 6.7 of the Collaboration Agreement.

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For the avoidance of doubt, the foregoing restrictions apply to all research and development activities that use Humaneering Technology or KaloBios Proprietary Information.

3. Technology Transfer to NIP, or its Designated Affiliate.

3.1 To enable Novartis to exercise the foregoing license, KaloBios will: (i) disclose and provide to NIP, or its designated Affiliate, as soon as reasonably practicable following the Effective Date, the reagents and protocols as described in Exhibit A (the “Initial Technology Transfer”); and (ii) transfer the remainder of the tangible embodiments of Humaneering Technology as described in Exhibit A and provide NIP, or its designated Affiliate, reasonable access to KaloBios scientists at a Novartis facility designated by NIP until NIP or its designated Affiliate has, at the Novartis facility, developed one Humaneered Antibody that satisfies the Completion Standard (the “Full Technology Transfer”). NIP shall identify the target against which it plans to develop the Humaneered Antibody for purposes of completing the Full Technology Transfer within two weeks of the Effective Date.

3.2 When KaloBios believes the Initial Technology Transfer has been completed, KaloBios will notify NIP (or its designated Affiliate). NIP (or its designated Affiliate) will accept or reject completion of the Initial Technology Transfer in writing within thirty (30) calendar days from receipt of such notice. NIP (or its designated Affiliate) may reject the Initial Technology Transfer only if the transfer failed in some material respect to meet the requirements therefor stated in Exhibit A and NIP’s (or its designated Affiliate’s) notice to that effect includes a reasonably detailed description of such failure. Failure to give proper written notice of acceptance or rejection within the acceptance period will constitute acceptance. If the Initial Technology Transfer is accepted, KaloBios will be conclusively presumed to have met its obligations with respect thereto and NIP shall pay KaloBios the fees as set forth in Section 6 below.

3.3 NIP will notify KaloBios of the completion of the Full Technology Transfer. However, KaloBios will be conclusively presumed to have met its obligations with respect thereto (it will be deemed accepted) on the earlier of the date: (i) when the TCC (described in Section 4 below) determines that the first Humaneered Antibody developed by NIP (or any Affiliate) in conjunction with KaloBios’ services under this Section 3 materially conforms to the requirement set forth in the Completion Standard; or (ii) six (6) months following acceptance of the Initial Technology Transfer (subject to Section 3.4 below).

3.4 KaloBios will extend the six (6) month time period in Section 3.3(ii) by one (1) month for each month that the TCC determines KaloBios has failed to meet its diligence obligations as described in Section 4.3(v), until the Completion Standard has been satisfied.

3.5 Upon request by NIP, KaloBios agrees to provide reasonable consulting services to NIP, or its designated Affiliate at commercially reasonable rates during the period beginning at the completion of the Full Technology Transfer.

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4. Governance.

4.1 The Parties will establish a Transfer Coordinating Committee (“TCC”), composed of two (2) representatives of KaloBios and two (2) representatives of NIP or its designated Affiliate.

4.2 Within fifteen (15) days of the Effective Date, each Party will designate its initial members to serve on the TCC. Each Party may replace its representatives on the TCC on written notice to the other Party.

4.3 The TCC shall have the following responsibilities: (i) develop a mutually agreeable Transfer Plan within sixty (60) days of the Effective Date; (ii) monitor the schedules and progress of work pursuant to this Agreement; (iii) receive and submit requests for information and/or assistance; (iv) generally oversee the day to day activities and relationship of the Parties pursuant to this Agreement; (v) documenting in outline format each month’s progress towards achievement of the Completion Standard, where the TCC will specifically report in writing if KaloBios has failed to use commercially reasonable efforts to diligently transfer the Humaneering Technology as required herein; and (vi) report to NIP the achievement of the Completion Standard. Notwithstanding anything to the contrary, the TCC is not authorized to amend, alter or extend this Agreement in any manner.

4.4 The TCC shall meet in person or by teleconference every four (4) weeks for the duration of the Initial and Full Technology Transfer (“Technology Transfer Period”) and quarterly during the Disclosure Period.

4.5 In the event of a disagreement among the TCC members, the matter will be resolved in accordance with Section 20; provided, however, that in the case of a disagreement with respect to Section 4.3(v), one of Novartis’ representatives (as designated by Novartis in advance as the chairperson of the TCC) shall be empowered to cast two votes, as compared to one vote for each of the other three TCC members.

5. Intellectual Property.

5.1 Ownership. As among the Parties, each Party and its respective Affiliates will be the sole owner of the intellectual property rights in any invention of which only its employees and Third Party contractors are inventors, and each Party and its respective Affiliates will jointly own the intellectual property rights in all inventions of which its and another Party’s or its respective Affiliates’ employees or contractors are joint inventors (“Joint IP”). Joint IP may be exploited and non-exclusively licensed to Third Parties by any Party without accounting to or further approval of the joint owner(s).

5.2 Improvements.

(a) The license grant set forth in Section 2.1 shall include, at no additional charge to Novartis, any modification, extension, enhancement or improvement that is based on or derived from the Humaneering Technology (“Improvements”), except Improvements created specifically in connection with a bona fide agreement with a Third Party, which KaloBios makes, conceives, or reduces to practice before the later of: (i) thirty (30) months following completion of the Full Technology Transfer, or (ii) thirty-six (36) months following the Effective Date (the “Disclosure Period”). KaloBios shall provide reasonable consulting services with respect to

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such Improvements as provided hereunder. Notwithstanding anything to the contrary, and for clarity, if KaloBios is acquired (whether in a merger, acquisition, change of control transaction, or the like), no pre-existing intellectual property or technology of the acquiring Person shall be deemed an “Improvement.” For the avoidance of doubt, “Improvements” only include inventions, processes, formulas, technology, reagents, protocols or know-how, and any corresponding intellectual property rights, relevant to developing Humaneered Antibodies from Starting Antibodies and do not include, for example, specific Humaneered Antibodies developed by Novartis under its license.

(b) The Parties agree that nothing in this Agreement is intended to enable Novartis to prevent or restrict KaloBios from practicing (at any time) its existing technology or any Improvements. Accordingly, Novartis hereby grants back to KaloBios a perpetual, worldwide, royalty-free, non-exclusive, non-sublicensable license, to make, have made, use, sell, offer to sell and import Humaneered Antibodies using any and all Improvements made, conceived or reduced to practice during the Disclosure Period by Novartis, excluding (for clarity) specific Humaneered Antibodies developed by Novartis which are potential therapeutic products of Novartis. For the avoidance of doubt, (i) the foregoing grant back shall be deemed to include, without limitation, any invention that (alone or together with others) tends to define, describe or surround any part of the Humaneering Technology or any Proprietary Right licensed hereunder, and (ii) this Section 5.2(b) (unlike Section 5.2(c)) does not require Novartis to actually transfer technology or know-how to KaloBios.

(c) The Parties agree to promptly disclose all Improvements to one another during the Disclosure Period. To assist in the transfer of such Improvements, each Party will (I) be entitled to have a development engineer observe the operations of the others related to the Humaneering Technology for up to one (1) month per year during the Disclosure Period and (II) make its personnel reasonably available during the Disclosure Period to provide the other Party with reasonable information and assistance concerning Improvements upon request.

6. Fees and Payment Terms.

6.1 NIP will pay KaloBios a non-refundable fee of thirty million USD ($30,000,000). The payment will be made as follows: (i) [***] (ii) [***] (iii) [***].

6.2 All invoices shall conform to the extent reasonably practicable to the form of invoice contained in Exhibit D. All payments due shall be paid in U.S. Dollars. All taxes related to any payments hereunder (except U.S. taxes on KaloBios’ net income) shall be paid by Novartis and are not deductible from the payments due KaloBios. If Novartis is required by law to deduct or withhold any taxes from any amount payable to KaloBios hereunder, then the amount payable hereunder shall be increased so that after making all required deductions and/or withholdings (including deductions and withholdings applicable to any additional amounts payable under this Section), KaloBios receives an amount equal to the amount it would have received had no such deductions or withholdings been made, and Novartis shall, after making full payment of any such tax, provide KaloBios copies of tax receipts evidencing payment of such taxes.

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7. Inspection While the license granted under Section 2.1 is in effect, KaloBios shall have the right to appoint an internationally-recognized independent accounting firm reasonably acceptable to Novartis to inspect the relevant records and premises of Novartis to verify compliance with this Agreement. Before beginning its audit, the auditor shall execute an undertaking acceptable to Novartis by which the auditor shall keep confidential all information reviewed during such audit. The auditor shall have the right to disclose to KaloBios its conclusions from the audit. Novartis shall make its records and premises available for inspection by the auditor during regular business hours, upon receipt of reasonable advance notice from KaloBios, solely to verify Novartis’ compliance with this Agreement. Such inspection right shall not be exercised more than once in any calendar year, unless the previous inspection revealed material non-compliance on the part of Novartis. KaloBios agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary for KaloBios to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. KaloBios shall pay for such inspections, as well as its own legal expenses associated with enforcing its rights with respect to any payments hereunder; except that in the event of Novartis’s noncompliance with any material term of this Agreement, Novartis shall pay for such inspection.

8. Confidentiality. Except as allowed herein, each receiving Party will hold in confidence and not use or disclose any Proprietary Information of the disclosing Party without the consent of the disclosing Party, and shall similarly bind its employees in writing. NIP may disclose KaloBios’ Proprietary Information to its Affiliates who have a need to know such information for the purpose of exercising the rights and licenses granted hereunder. Each receiving Party shall not be obligated under this Section with respect to information such receiving Party can document (a) is or has become readily publicly available without restriction through no fault of such receiving Party or its employees or agents, (b) is received without restriction from a Third Party lawfully in possession of such information and lawfully empowered to disclose such information, (c) was rightfully in the possession of such receiving Party without restriction prior to its disclosure by the other Party, or (d) was independently developed by employees or consultants of such receiving Party without access to such Proprietary Information. Each Party may disclose the other’s information that comprises Proprietary Information to the extent such disclosure is reasonably necessary in: (i) filing, prosecuting or defending litigation; (ii) filing, prosecuting or defending patent rights that encompass the Humaneered Antibodies (but only to the extent that one Party gives its consent to another Party to make such disclosure, which consent shall not be unreasonably withheld); or (iii) complying with applicable governmental regulations; provided, however, that if a Party is required to make any disclosure of the other Party’s secret or Proprietary Information, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such Proprietary Information required to be disclosed. Upon any termination of this Agreement, and upon request, each Party shall promptly return to the other all of the other Party’s Proprietary Information that is not the subject of an existing license granted hereunder. Each Party has the right to retain one copy of Proprietary Information in their files for accounting and legal purposes. For eighteen (18) months from the Effective Date, neither GNF nor the Novartis Institutes for BioMedical Research (NIBR), an Affiliate of NIP, will, directly or indirectly, solicit or induce any member of the KaloBios technical or scientific staff to leave the employ of KaloBios; the foregoing does not prohibit mass media

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“want ads” not specifically directed towards employees or consultants of a Party. Notwithstanding anything else, with respect to information disclosed by any Party outside of this Agreement, this Agreement shall not expand, modify or otherwise supersede the terms and conditions of any non-disclosure or similar agreement entered into between KaloBios (on the one hand) and Novartis or any of their Affiliates (on the other hand), which shall remain in full force and effect in accordance with its terms.

9. Patent Infringement and Enforcement Matters.

9.1 Novartis shall mark, and shall ensure that its licensees and channel partners mark, products (or their containers or labels) made, sold, or otherwise disposed of under this Agreement with the word “patent” or abbreviation “pat” and the applicable patent number(s), as KaloBios may notify Novartis from time to time if reasonably necessary to protect KaloBios’ Proprietary Rights.

9.2 KaloBios may in its discretion take or not take whatever action it believes is appropriate against any product or activity of any Third Party that may involve infringement or violation or an invalidity challenge of any Proprietary Right of KaloBios or Improvement to which KaloBios has a right to practice.

9.3 Subject to Section 9.2, Novartis may in its discretion take or not take whatever action it believes is appropriate against any product or activity of any Third Party that may involve infringement or violation or an invalidity challenge of any Proprietary Right relating to a Humaneered Antibody of Novartis.

9.4 Notice. In the event that a Third Party at any time asserts a claim, or brings an action, suit or proceeding against a Party, or any of its Affiliates or sublicensees, claiming infringement of such Third Party’s patent rights or unauthorized use or misappropriation of such Third Party’s know-how, based upon an assertion or claim arising out of any of the activities taken in respect of Humaneering Technology or making, importing, use or sale of a Humaneered Antibody (such a claim, action, suit or proceeding, a “Third Party Infringement Claim”), such Party shall promptly notify the other Party in writing of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served (to the extent not otherwise prohibited by law or contract).

9.5 Defense of Third Party Infringement Claim. In the event of a Third Party Infringement Claim, and subject to the Indemnity provisions set out in Section 12, the Party listed below shall assume control of the defense of such action, suit, proceeding or claim, and shall be entitled to settle any such claim against it in its sole discretion (but, for clarity, this provision shall not give any Party the right to take any action or settle any claim on another Party’s behalf).

(a) KaloBios, to the extent the Third Party Infringement Claim is directed against Humaneering Technology; and

(b) Novartis, to the extent the Third Party Infringement Claim is directed against a Humaneered Antibody of Novartis.

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The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

10. Term and Termination.

10.1 Term. This Agreement will remain in effect until the expiration of the last to expire of KaloBios patent rights that claim Humaneering Technology, unless earlier terminated pursuant to Section 10.2.

10.2 Termination. If any Party should materially breach this Agreement, a non-breaching Party may terminate this Agreement upon 60 days notice (30 days in the case of nonpayment) unless the breach is cured within the notice period. If the allegedly breaching party disputes that it has materially breached the agreement, the non-breaching Party may not terminate the Agreement until after the completion of the Dispute resolution procedures set forth in Article 20 (i.e. related to the escalation within each Party and the Mediation).

10.3 Effect of Termination. In the event of any termination of this Agreement, each Party will return to the other all Proprietary Information of such other Party (and all copies and extracts thereof). In the event of termination pursuant to Section 10.2 and subject only to the remainder of this Section 10.3 and to Section 10.4 below, all rights and licenses granted under this Agreement shall immediately terminate. Notwithstanding any termination or expiration, all rights and obligations concerning accrued payments shall survive. The terms of Sections 1, 2.2, 2.3, 5.1, 5.2(b), 7-8, 9.1, 10.3, 10.4, 11-14 and 16-21 shall survive expiration or termination of this Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

10.4 Optional Post-Termination Rights.

(a) In the event of termination by Novartis pursuant to Section 10.2, all rights and licenses granted to Novartis under this Agreement shall become irrevocable: (i) if Novartis notifies KaloBios within thirty (30) days of such termination of its intent to exercise the rights under this Section 10.4(a); (ii) if Novartis promptly pays or has paid KaloBios in full any and all amounts that are contemplated to be paid to KaloBios pursuant to Section 6 at the time of such termination; and (iii) subject to compliance with the surviving sections set forth in Section 10.3 above.

(b) In the event of any termination of this Agreement by KaloBios pursuant to Section 10.2, Novartis may continue to make, have made, use, sell, offer to sell and import Humaneered Antibodies existing on the effective date of termination, subject to: (i) NIP notifying KaloBios within thirty (30) days of such termination of its intent to exercise the rights under this Section 10.4(b) (which notice shall include a reasonably detailed description of all Humaneered Antibodies existing at that time, and the clinical or pre-clinical stage of development for each); (ii) Novartis’ compliance with all surviving provisions of this Agreement; and (iii) Novartis paying KaloBios royalties and milestones on all such Humaneered Antibodies as if they were “Products” under the Collaboration Agreement (i.e. all amounts set forth in Sections 6.4 (Milestones) and 6.5 (Royalties) of the Collaboration Agreement, reading

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the term “Product” in such sections of the Collaboration Agreement as “Humaneered Antibody” for that purpose). Section 7 (Payments; Records) of the Collaboration Agreement shall apply with respect to all amounts owed to KaloBios under this Section 10.4(b). If NIP or any of its Affiliates should materially breach this Agreement while this Section 10.4(b) is in effect, KaloBios may terminate all rights granted under this Section upon 60 days notice (30 days in the case of nonpayment) unless the breach is cured within the notice period.

10.5 No Termination Payments. No Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such Party which complies with the terms of the Agreement whether or not such Party is aware of any such damage, loss or expenses.

11. Limited Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, EXCEPT FOR A PARTY’S BREACH OF CONFIDENTIALITY OR NIP’S OR ITS AFFILIATE’S BREACH OF SECTION 2.3, NO PARTY SHALL BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR: (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS; OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. MOREOVER, KALOBIOS SHALL NOT BE LIABLE UNDER ANY THEORY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID TO IT HEREUNDER.

12. Indemnity.

12.1 KaloBios will defend, indemnify and hold Novartis harmless against any claims, damages, settlements and expenses (including attorneys’ fees) in respect of injury (including death) to any persons or damage to any real or tangible property arising out of (a) the negligence or willful misconduct of KaloBios in the performance of the services under Section 3 of this Agreement, and (b) a Third Party claim against Novartis resulting from a breach of the representations and warranties set forth in Section 14.2; provided KaloBios shall not be liable for nor be required to indemnify Novartis in regard to any injury or damage caused by any negligence or willful misconduct on the part of Novartis’ development, manufacture, use, sale, storage or handling of Humaneered Antibodies under this Agreement. This Section 12.1 states KaloBios’ entire obligation and Novartis’ sole remedy with respect to infringement of Third Party intellectual property rights, and KaloBios’ liability under this Section shall be limited to a maximum of [***].

12.2 Novartis will defend, indemnify and hold KaloBios and its Affiliates harmless against any claims, damages, settlements and expenses (including attorneys’ fees) arising out of or relating to Novartis’s exercise of the rights granted under this Agreement (including, without limitation, the manufacturing and clinical exploitation of Humaneering Technology or Humaneered Antibodies).

12.3 The indemnification obligations under this Section shall be conditioned upon the indemnified Party (a) promptly notifying the indemnifying Party of such claim; (b) turning over

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to the indemnifying Party sole control with respect to the defense and settlement of such claim; and (c) fully cooperating with the indemnifying Party in the defense and settlement thereof, provided the indemnifying Party reimburses it for all out-of-pocket expenses incurred in providing such cooperation. An indemnified Party’s failure to promptly notify the indemnifying Party shall not relieve the indemnifying Party of its obligations under this Section 12 except to the extent that the indemnifying Party can demonstrate damages attributable to such failure.

13. Export Control. Each Party shall comply with all applicable export laws, restrictions, and regulations of any United States or foreign agency or authority and will not export or re-export, or allow or authorize the export or re-export of, any Humaneered Antibody, technology or information it obtains or learns pursuant to this Agreement in violation of any such laws, restrictions or regulations.

14. Warranty and Disclaimer.

14.1 Each Party represents and warrants to the other Party that: (i) it has full corporate power and authority to enter into and perform this Agreement, and (ii) neither its entering nor performing this Agreement will violate any right of or breach any obligation to any Third Party under any agreement or arrangement between such Party and the Third Party.

14.2 KaloBios represents and warrants to Novartis that: (i) except with respect to the expression of immunoglobulins, the methods and libraries used in Humaneering Technology, if practiced in Europe or North America, do not infringe any Third Party intellectual property right known to KaloBios as of the Effective Date; and (ii) KaloBios has not received written notice from any Third Party of infringement of a Third Party patent right by the making, importing, use or sale of Humaneering Technology or a Humaneered Antibody.

14.3 OTHERWISE, NO PARTY MAKES ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. KALOBIOS MAKES NO WARRANTY REGARDING THE RESULTS OF USE OR SAFETY OR EFFICACY OF ANY ANTIBODY OR OTHER MATTER.

15. Publicity. The Parties will agree upon the timing and content of any initial press release or other public communications relating to this Agreement and the transactions contemplated herein.

15.1 Except to the extent already disclosed in that initial press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by any Party, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement.

15.2 The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time (no less than thirty (30) days) prior to public release to allow such other Party to comment upon such announcement prior to public release.

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16. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.

17. Assignment. No Party shall have any right or ability to assign or transfer any obligations or benefits under this Agreement without the written consent of the other Party (and any unauthorized purported assignment will be void), except that a Party may assign and transfer this Agreement and its rights and obligations hereunder to any Affiliate or to any Third Party who succeeds to all or substantially all its business or assets. This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

18. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered or three days after being sent by prepaid certified or registered U.S. mail to the address of the Party to be noticed as set forth herein or such other address as such Party last provided to the other by written notice. Any such notice or communication may also be delivered by hand or by facsimile to the appropriate addressee. Notices shall be sent:

If to KaloBios, to:	KaloBios Pharmaceuticals, Inc.
Attn: Mark Alfenito
3427 Hillview Ave, Suite 200
Palo Alto, CA
Fax: (650) 843-1896

If to NIP, to:	Novartis International Pharmaceutical Ltd.
Attn: President
P.O. Box HM 2899 Hamilton HM LX BERMUDA
Fax: (441) 296-5083

With a copy to:	NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.
220 Massachusetts Avenue
Cambridge, Massachusetts 02139
Attention: Legal Dept.
Fax: (617) 871-3354

Genomics Institute of the Novartis Research Foundation
Attn: General Counsel
10675 John Jay Hopkins Drive
San Diego, CA 92121
Fax: (858) 812-1981

19. Miscellaneous. The failure of any Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or

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modifications or waivers are to be made to this Agreement unless evidenced in writing and signed by both Parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing Party will be entitled to recover costs and attorneys fees. No liability or loss of rights hereunder shall result to any Party from delay or failure in performance (other than payment) caused by circumstances beyond the reasonable control of the Party affected thereby.

20. Dispute Resolution.

20.1 The Parties recognize that disputes as to certain matters relating to either Party’s rights and/or obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate, if at all possible, the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. Any dispute arising between the Parties relating to, arising out of or in any way connected with the Agreement or any term or condition hereof, whether before or after termination of the Agreement, including but not limited to: (1) the performance by either Party of its obligations hereunder; (2) the rights of either Party hereunder; and (3) any allegedly improper actions of either Party that may be deemed to be intentionally and/or negligently tortious conduct (a “Dispute”), will be resolved as set forth in this Section 20.

20.2 Any Dispute shall first be brought to the attention of the Chief Scientific Officers of the Parties (or their respective designees, who shall have sufficient authority to ensure acceptance and execution of any Dispute resolution that is reached).

20.3 If the Chief Scientific Officers (or their designees) are unable to resolve such Dispute within forty-five (45) days of the first presentation of such dispute to the Chief Scientific Officer, then such Dispute shall be referred to the Chief Executive Officers of each of the Parties (or their respective designees, who shall have sufficient authority to ensure acceptance and execution of any Dispute resolution that is reached), who shall use their good faith efforts to mutually agree upon the proper resolution of the Dispute or an appropriate plan of action to resolve the Dispute.

20.4 If any dispute is not resolved by the Chief Executive Officers of the Parties (or their designees) within thirty (30) business days after such dispute is referred to them, or such longer period as the Chief Executive Officers (or their respective designees) may collectively agree, then any Party shall have the right to request non-binding mediation for such dispute (“Mediation”). The Mediation shall be administered by the American Arbitration Association in accordance with its commercial mediation rules. Unless otherwise mutually agreed upon by the Parties, the Mediation proceedings shall be conducted in San Diego. The Parties agree that they shall share equally the cost of the Mediation, including filing and hearing fees, and the cost of the mediator(s). Each Party shall have the right, at its own expense, to be represented by counsel in such a proceeding. Each Party shall use commercially reasonable efforts to commence Mediation proceedings within thirty (30) days subsequent to the initial written request for such Mediation. If any unresolved matter is not resolved following such Mediation, or in the event that such Mediation is not concluded: (i) within sixty (60) days subsequent to the first meeting of

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the Parties in connection with such Mediation; or (ii) within ninety (90) days subsequent to the initial written request for such Mediation, then either Party shall have the right to take such other action as is permitted under the relevant laws, taking into account the provisions of Section 21 (Governing Law and Venue). Notwithstanding the foregoing, nothing in this Section 20 shall limit a Party’s right to seek injunctive or other equitable relief in court at any time.

21. Governing Law and Venue. This Agreement shall governed by the laws of the state of California, without regard to conflicts of law principles. The Parties agree for all controversies under this Agreement, unless otherwise provided in Section 20, the State and Federal Courts of California shall have exclusive jurisdiction.

[Signature page follows]

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KALOBIOS PHARMACEUTICALS, INC

By	/s/ David W. Pritchard
Name:	David W. Pritchard
Title	Chief Executive Officer
KaloBios Pharmaceuticals, Inc.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

By	/s/ Emil Brock
Name:	Emil Brock
Title:	Member of the Board

By	/s/ Robert L. Thompson
Name:	Robert L. Thompson
Title:	Member of the Board

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EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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Exhibit D

Form of Invoice

Sender’s Logo	INVOICE

INVOICE DATE:
Street	[Month] [day] 200x
Town, Country
Phone and Fax Nr.	INVOICE No.: XXX

Bill to:	For:
Novartis International Pharmaceutical Ltd. “Hurst Holme”, 12 Trott Road Att. Mr. Emil Bock/ Ms. Wendy Wiseman P.O Box HM 2899 Hamilton, HM LX Bermuda and via fax, facsimile No. +1 441 296 5083

DESCRIPTION	AMOUNT (USD)
US$000’000
(milestone payment for event Y, according to paragraph XY of agreement ZZZ dated…)

Novartis Contract Code

Please specify the event for which the invoice is due

Please remit by wire transfer to:

Receiving Bank -
Swift Code -
ABA Number -
Credit Account -
Beneficiary -

TOTAL	000’000

If you have any questions concerning this invoice, contact ………

or e-mail to ………

VAT - Reg. No. Xxxxxxxxxx (if partner has one)

Best regards,

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